Exhibit 2.2

Scheme Implementation Agreement – Amending Agreement

Date: 24 October 2024

Parties

Bionomics	Name	Bionomics Limited (a company incorporated in South Australia)
	ACN	075 582 740
	Address	200 Greenhill Road, Eastwood SA 5063
	Email	[redacted]
	Attention	Spyridon “Spyros” Papapetropoulos, M.D.
Neuphoria	Name	Neuphoria Therapeutics Inc. (a company incorporated in Delaware)
	Address	100 Summit Dr, Burlington, MA 01803 USA
	Email	[redacted]
	Attention	Spyridon “Spyros” Papapetropoulos, M.D.

Background

(A)	The Parties are parties to a Scheme Implementation Agreement dated 1 October 2024 (the Agreement) in respect of a proposed Scheme of Arrangement between Bionomics and its members.

(B)	The Parties wish to amend the Agreement on the terms of this document.

Operative provisions

1.	Definitions and interpretation

1.1	Defined terms

Capitalised terms in this document have the same meanings as in the Agreement unless the context requires otherwise.

1.2	Amendment

The Agreement is amended as follows.

(a)	clause 4.2 is deleted in its entirety and replaced with the following:

“4.2 Scheme Consideration

(a)	In consideration of the Scheme Shareholders transferring their Scheme Shares to Neuphoria at Completion of the Scheme, Neuphoria covenants in Bionomics’ favour (in its own right and separately as trustee or nominee for each Scheme Shareholder) that Neuphoria will, on the Implementation Date and immediately prior to the transfer of the Scheme Shares to Neuphoria, issue to each Scheme Shareholder (other than the Australian custodian for the ADS Depositary, each Ineligible Foreign Shareholder and each Non-Electing Small Parcel Holder (as defined in the Scheme at Annexure A)) one Neuphoria Share for every 2,160 Bionomics Shares held by the Scheme Shareholder on the Scheme Record Date.

(b)	in the case of a Scheme Shareholder who holds Scheme Shares on behalf of the ADS Depositary (who itself holds Bionomics Shares for the benefit of the ADS Holders), being the Australian custodian for the ADS Depositary, Neuphoria will, on the Implementation Date and immediately prior to the transfer of the Scheme Shares to Neuphoria:

(i)	issue one Neuphoria Share to the ADS Depositary for every 2,160 Scheme Shares held by the ADS Depositary; and

(ii)	procure the ADS Depositary to then, subject to compliance by the ADS Holder within the terms of the arrangements pursuant to which the ADS Depositary acts as depositary for ADS Holders, deliver (by way of exchange) such Neuphoria Shares to the ADS Holders on the basis of one Neuphoria Share for every twelve Bionomics ADSs held by the ADS Holder on the Record Date.

(c)	Where a Scheme Shareholder would otherwise be entitled to a fraction of a Neuphoria Share as part of its Scheme Consideration, the Neuphoria Share entitlement will be rounded to the nearest whole number except if a fractional entitlement would be one-half of a Neuphoria Share, then the entitlement will be rounded up to one Neuphoria Share.”

(b)	Annexure A – Scheme of Arrangement is deleted in its entirety and replaced with the document contained at Annexure A of this document.

2.	General

2.1	Effect of amendments

The amendments to the Agreement which are set out in this document take effect on and from the date of this document as specified above.

Other than as varied by this document, the terms and conditions of the Agreement remain in full force and effect.

2.2	Counterparts

This document may be signed in counterparts and all counterparts taken together constitute one document.

2.3	Governing law and jurisdiction

(a)	This document is governed by the laws of New South Wales, Australia.

(b)	Each party irrevocably and unconditionally:

(i)	submits to the exclusive jurisdiction of the courts of New South Wales; and

(ii)	waives, without limitation, any claim or objection based on absence of jurisdiction or inconvenient forum.

Executed as an agreement

Executed by	)
Bionomics Limited	)
in accordance with section 127 of the Corporations Act 2001 (Cth):	)

/s/ Spyridon Papapetropoulos		/s/ Alan Fisher
Signature of Director		Signature of Director/Secretary

Spyridon Papapetropoulos, Director		Alan Fisher, Director
Name of Director/Secretary (print)		Name of Director/Secretary (print)

Executed by	)
Neuphoria Therapeutics Inc.	)
In accordance with its constituent documents and laws of its place of incorporation:	)

/s/ Spyridon Papapetropoulos
Spyridon Papapetropoulos, M.D. Chief Executive Officer

Annexure A – Scheme of Arrangement

Scheme of Arrangement

Bionomics Limited

ACN 075 582 740

and

Scheme Participants

SCHEME OF ARRANGEMENT

Under section 411 of the Corporations Act

BETWEEN:

(1)	Bionomics Limited ACN 075 582 740 formed in Australia whose registered office is at 200 Greenhill Road, Eastwood South Australia 5063 (Bionomics); and

(2)	Each person registered as a holder of fully paid ordinary shares in Bionomics as at the Record Date, other than Excluded Shareholders (Scheme Participants).

THE PARTIES AGREE AS FOLLOWS:

1.	Definitions and interpretation

1.1	Definitions

Unless the contrary intention appears, these meanings apply:

ADS means an American Depositary Share.

ADS Depositary means Citibank, N.A.

ADS Holder means a holder of Bionomics ADSs.

ASIC means the Australian Securities & Investments Commission.

Bionomics ADS means each American Depositary Share, representing 180 Bionomics Shares and which trade on Nasdaq under the ticker code “BNOX”.

Bionomics Share means each fully paid ordinary share in Bionomics.

Bionomics Shareholder means each person entered in the Register as a holder of Bionomics Shares.

Business Day means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Adelaide, South Australia or Delaware, United States.

Completion means completion of the implementation of the Scheme on the Implementation Date.

Corporations Act means the Corporations Act 2001 (Cth).

Court means Supreme Court of New South Wales or such other court of competent jurisdiction as the parties may agree in writing.

Deed Poll means the deed poll dated 23 October 2024 executed by Neuphoria substantially in the form of Annexure D of the Scheme Booklet or as otherwise agreed by Neuphoria and Bionomics under which Neuphoria covenants in favour of each Scheme Participant to perform its obligations under this Scheme.

Effective means the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to the Scheme, but in any event at no time before an office copy of the order of the Court is lodged with ASIC.

Effective Date means the date on which the Scheme becomes Effective.

Encumbrance means any security for the payment of money or performance of obligations, including a mortgage, charge, lien, pledge, trust, power or title retention or flawed deposit arrangement and any “security interest” as defined in sections 12(1) or 12(2) of the PPSA or any agreement to create any of them or allow them to exist.

End Date means the Sunset Date, including any extension to that date, as defined in the Scheme Implementation Agreement.

Excluded Shareholder means Neuphoria and any of its subsidiaries.

Implementation Date means the fifth Business Day following the Record Date or such other date as the parties agree in writing.

Ineligible Overseas Shareholder means a Bionomics Shareholder:

(a)	who is (or is acting on behalf of) a resident of a jurisdiction other than a Permitted Jurisdiction; or

(b)	whose address shown in the Register is a place outside a Permitted Jurisdiction,

unless Neuphoria and Bionomics jointly determine that it is lawful and not unduly onerous and not unduly impracticable to issue that Bionomics Shareholder with Neuphoria Shares when the Scheme becomes Effective and it is lawful for that Bionomics Shareholder to participate in the Scheme by the law of such other place as a Bionomics Shareholder may be resident or located.

Nasdaq means the Nasdaq Global Market.

Neuphoria means Neuphoria Therapeutics Inc., a Delaware corporation.

Neuphoria Share means a share of common stock in Neuphoria.

New Neuphoria Shares means Neuphoria Shares to be issued under the Scheme as Scheme Consideration.

Non-Electing Small Parcel Holder means a Small Parcel Holder who has not made a valid election to not participate in the Sale Facility, or having made such an election has validly withdrawn their election.

Permitted Jurisdiction means Australia, Canada, European Union (excluding Austria), Hong Kong, Jersey, Kazakhstan, Mexico, New Zealand, Norway, Singapore, South Africa, Switzerland, South Korea, the United Kingdom, the United States and any other jurisdictions mutually agreed by Bionomics and Neuphoria.

PPSA means the Personal Property Securities Act 2009 (Cth).

Record Date means 7.00 pm on the second Business Day following the Effective Date, or any other date (after the Effective Date) agreed by the parties to be the record date to determine entitlements to receive Scheme Consideration under the Scheme.

Register means the register of members of Bionomics.

Registered Address means, in relation to a Bionomics Shareholder, the address shown in the Register.

Sale Facility means the facility to be conducted in accordance with clause 6.4.

Scheme means this scheme of arrangement between Bionomics and Scheme Participants under which all of the Scheme Shares will be transferred to Neuphoria under Part 5.1 of the Corporations Act as described in clause 6 of this Scheme, in consideration for the Scheme Consideration, subject to any amendments or conditions made or required by the Court pursuant to section 411(6) of the Corporations Act to the extent they are approved in writing by Bionomics and Neuphoria in accordance with clause 10 of this Scheme.

Scheme Booklet means the information prepared in accordance with the Scheme Implementation Agreement and agreed by the parties (acting reasonably) to be approved by the Court and despatched to Scheme Participants in relation to the Scheme.

Scheme Consideration in relation to a Scheme Participant means the number of New Neuphoria Shares to be issued to the Scheme Participant as described in clause 6.2.

Scheme Implementation Agreement means the scheme implementation agreement dated 1 October 2024 between Bionomics and Neuphoria under which, amongst other things, Bionomics has agreed to propose this Scheme to Bionomics Shareholders, and each of Neuphoria and Bionomics has agreed to take certain steps to give effect to this Scheme.

Scheme Meeting means the meeting of Bionomics Shareholders to be convened as ordered by the Court under section 411(1) of the Corporations Act, to consider the Scheme.

Scheme Participant means each Bionomics Shareholder as at the Record Date (taking into account registration of all registrable transfers and transmission applications received at Bionomics’ share registry by the Record Date) other than an Excluded Shareholder.

Scheme Record Date means 7.00 pm on the second Business Day after the Effective Date, or such other date (after the Effective Date) as Bionomics and Neuphoria may agree in writing.

Scheme Share means a Bionomics Share held by a Scheme Participant as at the Record Date and, for the avoidance of doubt, includes any Bionomics Shares issued on or before the Record Date.

Second Court Date means the first day on which the Court hears the application for an order under section 411(4)(b) of the Corporations Act approving the Scheme or, if the application is adjourned or subject to appeal for any reason, the first day on which the adjourned or appealed application is heard.

Share Scheme Transfer means, for each Scheme Participant, a duly completed and executed proper instrument of transfer of the Scheme Shares held by that Scheme Participant for the purposes of section 1071B of the Corporations Act, which may be a master transfer of all Scheme Shares.

Small Parcel Holder means a Scheme Participant who holds fewer than 200,000 Bionomics Shares as at the Scheme Record Date.

1.2	General interpretation

Headings and labels used for definitions are for convenience only and do not affect interpretation. Unless the contrary intention appears, in this document:

(a)	the singular includes the plural and vice versa;

(b)	a reference to a document includes any agreement or other legally enforceable arrangement created by it (whether the document is in the form of an agreement, deed or otherwise);

(c)	a reference to a document also includes any variation, replacement or novation of it;

(d)	the meaning of general words is not limited by specific examples introduced by “including”, “for example”, “such as” or similar expressions;

(e)	a reference to “person” includes an individual, a body corporate, a partnership, a joint venture, an unincorporated association and an authority or any other entity or organisation;

(f)	a reference to a particular person includes the person’s executors, administrators, successors, substitutes (including persons taking by novation) and assigns;

(g)	a reference to a time of day is a reference to Sydney, Australia, time;

(h)	a reference to dollars, $ or A$ is a reference to the currency of Australia;

(i)	a reference to any legislation includes regulations under it and any consolidations, amendments, re-enactments or replacements of any of them;

(j)	a reference to a group of persons is a reference to any 2 or more of them jointly and to each of them individually;

(k)	a reference to any thing (including an amount) is a reference to the whole and each part of it;

(l)	a period of time starting from a given day or the day of an act or event, is to be calculated exclusive of that day;

(m)	if a party must do something under this document on or by a given day and it is done after 5.00 pm on that day, it is taken to be done on the next day; and

(n)	if the day on which a party must do something under this document is not a Business Day, the party must do it on the next Business Day.

2.	Preliminary

2.1	Bionomics

Bionomics is:

(a)	An unlisted public company limited by shares; and

(b)	incorporated in Australia and registered in South Australia.

2.2	Neuphoria

Neuphoria is:

(a)	An unlisted non-public corporation; and

(b)	incorporated in Delaware, United States.

2.3	If Scheme becomes Effective

If this Scheme becomes Effective:

(a)	in consideration of the transfer of each Scheme Share to Neuphoria, Bionomics will procure Neuphoria to provide the Scheme Consideration to each Scheme Participant in accordance with the terms of this Scheme;

(b)	all Scheme Shares will be transferred to Neuphoria on the Implementation Date; and

(c)	Bionomics will enter the name of Neuphoria in the Register in respect of all Scheme Shares transferred to Neuphoria in accordance with the terms of this Scheme.

2.4	Scheme Implementation Agreement

Bionomics and Neuphoria have agreed by executing the Scheme Implementation Agreement to implement the terms of this Scheme.

2.5	Deed Poll

(a)	Neuphoria has executed the Deed Poll for the purpose of covenanting in favour of the Scheme Participants to perform (or procure the performance of) its obligations as contemplated by this Scheme, including to provide the Scheme Consideration.

(b)	Bionomics undertakes in favour of each Scheme Participant to enforce the Deed Poll against Neuphoria on behalf of and as agent and attorney for the Scheme Participants.

3.	Conditions precedent

3.1	Conditions precedent to Scheme

This Scheme is conditional on, and will have no force or effect until, the satisfaction of each of the following conditions precedent:

(a)	as at 8.00 am on the Second Court Date, the Deed Poll not having been terminated;

(b)	as at 8.00 am on the Second Court Date, all of the conditions precedent in clause 3.1 of the Scheme Implementation Agreement having been satisfied or waived in accordance with the terms of the Scheme Implementation Agreement, other than the conditions in clauses 3.1(c) (Court approval of Scheme) and 3.1(d) (Order lodged with ASIC);

(c)	the Court having approved this Scheme, with or without any modification or condition, pursuant to section 411(4)(b) of the Corporations Act, and if applicable, Bionomics and Neuphoria having accepted in writing any modification or condition made or required by the Court under section 411(6) of the Corporations Act;

(d)	lodgement with ASIC of an office copy of the order of the Court approving the Scheme pursuant to section 411(10) of the Corporations Act; and

(e)	the coming into effect, pursuant to section 411(10) of the Corporations Act, of the orders of the Court made under section 411(4)(b) of the Corporations Act (and, if applicable, section 411(6) of the Corporations Act) in relation to this Scheme.

3.2	Conditions precedent and operation of clause 5

The satisfaction of each condition of clause 3.1 of this Scheme is a condition precedent to the operation of clause 5 of this Scheme.

3.3	Certificate in relation to conditions precedent

(a)	Bionomics and Neuphoria must provide to the Court on the Second Court Date a certificate confirming (in respect of matters within their knowledge) whether or not all of the conditions precedent set out in clause 3.1 of this Scheme (other than the conditions precedent in clauses 3.1(c), 3.1(d) and 3.1(e) of this Scheme) have been satisfied or waived as at 8.00 am on the Second Court Date.

(b)	The certificate referred to in this clause 3.3 will constitute conclusive evidence of whether the conditions precedent referred to in clause 3.1 of this Scheme (other than the conditions precedent in clauses 3.1(c), 3.1(d) and 3.1(e) of this Scheme) have been satisfied or waived as at 8.00 am on the Second Court Date.

4.	Scheme

4.1	Effective Date

Subject to clause 4.2, this Scheme will come into effect pursuant to section 411(10) of the Corporations Act on and from the Effective Date.

4.2	End Date

This Scheme will lapse and be of no further force or effect if the Effective Date does not occur on or before the End Date.

5.	Implementation of Scheme

5.1	Lodgement of Court orders with ASIC

If the conditions precedent set out in clause 3.1 of this Scheme (other than the conditions precedent in clauses 3.1(d) and 3.1(e) of this Scheme) are satisfied, Bionomics must lodge with ASIC in accordance with section 411(10) of the Corporations Act an office copy of the Court order approving this Scheme as soon as possible, and in any event by no later than 4.00 pm on the first Business Day after the day on which the Court approves this Scheme or such later time as Neuphoria and Bionomics agree in writing.

5.2	Transfer and registration of Bionomics Shares

On the Implementation Date, but subject to the provision of the Scheme Consideration for the Scheme Shares in accordance with clause 6 of this Scheme and Neuphoria having provided Bionomics with written confirmation of the provision of the Scheme Consideration:

(a)	the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date, will be transferred to Neuphoria without the need for any further act by any Scheme Participant (other than acts performed by Bionomics as attorney and agent for Scheme Participants under clause 8 of this Scheme) by:

(i)	Bionomics delivering to Neuphoria a duly completed and executed Share Scheme Transfer executed on behalf of the Scheme Participants; and

(ii)	Neuphoria duly executing the Share Scheme Transfer and delivering it to Bionomics for registration; and

(b)	as soon as practicable after receipt of the duly executed Share Scheme Transfer, Bionomics must enter the name of Neuphoria in the Register in respect of all Scheme Shares transferred to Neuphoria in accordance with the terms of this Scheme.

5.3	Entitlement to Scheme Consideration

On the Implementation Date, in consideration for the transfer to Neuphoria of the Scheme Shares, each Scheme Participant will be entitled to receive the Scheme Consideration in respect of each of their Scheme Shares in accordance with clause 6 of this Scheme.

5.4	Title and rights in Bionomics Shares

Subject to the provision of the Scheme Consideration for the Scheme Shares as contemplated by clause 6 of this Scheme, on and from the Implementation Date, Neuphoria will be beneficially entitled to the Scheme Shares transferred to it under the Scheme, pending registration by Bionomics of Neuphoria in the Register as the holder of the Scheme Shares.

5.5	Scheme Participants’ agreements

Under this Scheme, each Scheme Participant agrees to the transfer of their Scheme Shares, together with all rights and entitlements attaching to those Scheme Shares, in accordance with the terms of this Scheme.

5.6	Warranty by Scheme Participants

Each Scheme Participant warrants to Neuphoria and is deemed to have authorised Bionomics to warrant to Neuphoria as agent and attorney for the Scheme Participant by virtue of this clause 5.6, that:

(a)	all their Scheme Shares (including any rights and entitlements attaching to those shares) transferred to Neuphoria under the Scheme will, as at the date of the transfer, be fully paid and free from all Encumbrances; and

(b)	they have full power and capacity to sell and to transfer their Scheme Shares (including any rights and entitlements attaching to those shares) to Neuphoria under the Scheme.

5.7	Transfer free of Encumbrances

To the extent permitted by law, all Bionomics Shares (including any rights and entitlements attaching to those shares) which are transferred to Neuphoria under this Scheme will, at the date of the transfer of them to Neuphoria, vest in Neuphoria free from all Encumbrances and interests of third parties of any kind, whether legal or otherwise, and free from any restrictions on transfer of any kind not referred to in this Scheme.

5.8	Nomination of acquirer subsidiary

If Neuphoria nominates a Neuphoria Nominee (as defined in clause 4.3 of the Scheme Implementation Agreement) to acquire Bionomics Shares under the Scheme references to the transfer of Scheme Shares to Neuphoria and the entering of Neuphoria into the Register, will be read as references to Neuphoria Nominee.

6.	Scheme Consideration

6.1	Issue of consideration under the Scheme

On the Implementation Date, Bionomics must procure that, in consideration for the transfer to Neuphoria of the Bionomics Shares, Neuphoria issues to the Scheme Participants (or to the nominee in the case of Ineligible Overseas Shareholders or Non-Electing Small Parcel Holders, in accordance with clause 6.4) the Scheme Consideration in accordance with this clause 6.

6.2	Scheme Consideration

(a)	In consideration of the Bionomics Shareholders transferring their Bionomics Shares to Neuphoria at Completion, Neuphoria will, on the Implementation Date and immediately upon transfer of the Bionomics Shares to Neuphoria, issue to each Bionomics Shareholder (other than the Australian custodian for the ADS Depositary and each Ineligible Overseas Shareholder and each Non-Electing Small Parcel Holder) one Neuphoria Share for every 2,160 Bionomics Shares held by the Bionomics Shareholder on the Scheme Record Date.

(b)	In the case of the Bionomics Shareholder who holds Bionomics Shares on behalf of the ADS Depositary (who itself holds Bionomics Shares for the benefit of the ADS Holders), being the Australian custodian for the ADS Depositary, Neuphoria will, on the Implementation Date and immediately prior to the transfer of the Bionomics Shares to Neuphoria:

(i)	issue one Neuphoria Share to the ADS Depositary for every 2,160 Scheme Shares held by the ADS Depositary; and

(ii)	procure the ADS Depositary to then, subject to compliance by the ADS Holder within the terms of the arrangements pursuant to which the ADS Depositary acts as depositary for ADS Holders, deliver (by way of exchange) such Neuphoria Shares to the ADS Holders on the basis of one Neuphoria Share for every 12 Bionomics ADSs held by the ADS Holder on the Record Date.

(c)	Where a Bionomics Shareholder would otherwise be entitled to a fraction of a Neuphoria Share as part of its Scheme Consideration, the Neuphoria Share entitlement will be rounded to the nearest whole number except if a fractional entitlement would be one-half of a Neuphoria Share, then the entitlement will be rounded up to one Neuphoria Share.

6.3	Scheme Participants’ agreements

Under this Scheme, each Scheme Participant (and the nominee on behalf of the Ineligible Overseas Shareholders and Non-Electing Small Parcel Holders) irrevocably:

(a)	agrees to become a shareholder of Neuphoria, to have their name entered in the Neuphoria register, accepts the Neuphoria Shares issued to them and agrees to be bound by the Neuphoria’s charter documents;

(b)	agrees and acknowledges that the issue of Neuphoria Shares in accordance with clause 6.2 or the payment under clause 6.4 (as applicable) constitutes satisfaction of all that person’s entitlements under this Scheme;

(c)	acknowledges that the Scheme binds Bionomics and all of the Scheme Participants from time to time (including those who do not attend the Scheme Meeting and those who do not vote, or vote against this Scheme, at the Scheme Meeting); and

(d)	consents to Bionomics and Neuphoria doing all things and executing all deeds, instruments, transfers or other documents as may be necessary or desirable to give full effect to this Scheme and the transactions contemplated by it.

6.4	Sale Facility

Where a Scheme Participant is an Ineligible Overseas Shareholder or a Non-Electing Small Parcel Holder, such Scheme Participant authorises Neuphoria to:

(a)	issue to a nominee appointed by Neuphoria any New Neuphoria Shares to which an Ineligible Overseas Shareholder or a Non-Electing Small Parcel Holder would otherwise be entitled to (Relevant Neuphoria Shares);

(b)	procure, as soon as reasonably practicable after the Implementation Date, and in no event no more than 30 days after the Implementation Date, that the nominee:

(i)	sells or procures the sale of all of the Relevant Neuphoria Shares issued to the nominee pursuant to clause 6.4(a), in the ordinary course of trading on Nasdaq at such price as the nominee determines in good faith; and

(ii)	remits to Neuphoria the proceeds of sale (Bionomics will pay all brokerage and related costs, levies or fees associated with the sale of Neuphoria Shares through the Sale Facility); and

(c)	promptly after the last sale of the Relevant Neuphoria Shares in accordance with clause 6.4(b)(i), pay to each Ineligible Overseas Shareholder and Non-Electing Small Parcel Holder an amount equal to the proportion of the proceeds of sale received by Neuphoria under clause 6.4(b)(ii) to which that Ineligible Overseas Shareholder and Non-Electing Small Parcel Holder is entitled, in full satisfaction of their entitlement to the Relevant Neuphoria Shares.

Neither Bionomics nor Neuphoria make any assurance or representation as to the amount of proceeds of sale to be received by Ineligible Overseas Shareholders and Non-Electing Small Parcel Holders under the Sale Facility. Both Bionomics and Neuphoria expressly disclaim any fiduciary duty to the Ineligible Overseas Shareholders and Non-Electing Small Parcel Holders which may arise in connection with the Sale Facility.

6.5	Shares to rank equally

Neuphoria covenants in favour of Bionomics (in its own right and on behalf of the Scheme Participants) that:

(a)	the New Neuphoria Shares will rank equally in all respects with all existing Neuphoria Shares;

(b)	it will do everything reasonably necessary to ensure that trading in the New Neuphoria Shares commences by the first Business Day after the Implementation Date; and

(c)	on issue, each New Neuphoria Share will be fully paid and free from any Encumbrance.

6.6	Joint holders

In the case of Bionomics Shares held in joint names:

(a)	any Neuphoria Shares to be issued under this Scheme must be issued and registered in the names of the joint holders and entry in the Neuphoria register of members must take place in the same order as the holders’ names appear in the Register; and

(b)	any document required to be sent under this Scheme, will be forwarded to either, at the sole discretion of Bionomics, the holder whose name appears first in the Register as at the Record Date or to the joint holders.

7.	Dealings in Scheme Shares

7.1	Determination of Scheme Participants

To establish the identity of the Scheme Participants, dealings in Scheme Shares will only be recognised by Bionomics if registrable transmission applications or transfers in registrable form in respect of those dealings are received on or before the Record Date at the place where the Register is kept.

7.2	Register

Bionomics must register any registrable transmission applications or transfers of the Scheme Shares received in accordance with clause 7.1 of this Scheme on or before the Record Date.

7.3	No disposals after Effective Date

(a)	If this Scheme becomes Effective, a holder of Scheme Shares (and any person claiming through that holder) must not dispose of or purport or agree to dispose of any Scheme Shares or any interest in them after the Effective Date in any way except as set out in this Scheme and any such disposal will be void and of no legal effect whatsoever.

(b)	Bionomics will not accept for registration or recognise for any purpose any transmission, application or transfer in respect of Scheme Shares received after the Record Date (except a transfer to Neuphoria pursuant to this Scheme and any subsequent transfer by Neuphoria or its successors in title).

7.4	Maintenance of Bionomics Register

For the purpose of determining entitlements to the Scheme Consideration, Bionomics will maintain the Register in accordance with the provisions of this clause 7.4 until the Scheme Consideration has been issued to the Scheme Participants and Neuphoria has been entered in the Register as the holder of all the Scheme Shares. The Register in this form will solely determine entitlements to the Scheme Consideration.

7.5	Effect of certificates and holding statements

Subject to provision of the Scheme Consideration and registration of the transfer to Neuphoria contemplated in clauses 5.2 and 7.4 of this Scheme, any statements of holding in respect of Scheme Shares will cease to have effect after the Record Date as documents of title in respect of those shares (other than statements of holding in favour of Neuphoria and its successors in title). After the Record Date, each entry current on the Register as at the Record Date (other than entries in respect of Neuphoria or its successors in title) will cease to have effect except as evidence of entitlement to the Scheme Consideration.

7.6	Details of Scheme Participants

Within three Business Days after the Record Date, Bionomics will ensure that details of the names, Registered Addresses and holdings of Scheme Shares for each Scheme Participant, as shown in the Register at the Record Date are available to Neuphoria in such form as Neuphoria reasonably requires.

8.	Power of attorney

Each Scheme Participant, without the need for any further act by any Scheme Participant, irrevocably appoints Bionomics and each of its directors and secretaries (jointly and each of them individually) as its attorney and agent for the purpose of:

(a)	executing any document necessary or expedient to give effect to this Scheme including the Share Scheme Transfer; and

(b)	enforcing the Deed Poll against Neuphoria,

and Bionomics accepts such appointment.

9.	Notices

9.1	No deemed receipt

If a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Bionomics, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at Bionomics’ registered office or at the office of the registrar of Bionomics Shares.

9.2	Accidental omission

The accidental omission to give notice of the Scheme Meeting or the non-receipt of such a notice by any Bionomics Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting.

10.	General

10.1	Variations, alterations and conditions

Bionomics may, with the consent of Neuphoria (which cannot be unreasonably withheld), by its counsel or solicitor consent on behalf of all persons concerned to any variations, alterations or conditions to this Scheme which the Court thinks fit to impose.

10.2	Further action by Bionomics

Bionomics will execute all documents and do all things (on its own behalf and on behalf of each Scheme Participant) necessary or expedient to implement, and perform its obligations under, this Scheme.

10.3	Authority and acknowledgement

Each of the Scheme Participants:

(a)	irrevocably consents to Bionomics and Neuphoria doing all things necessary or expedient for or incidental to the implementation of this Scheme; and

(b)	acknowledges that this Scheme binds Bionomics and all Scheme Participants (including those who do not attend the Scheme Meeting or do not vote at that meeting or vote against the Scheme at that meeting) and, to the extent of any inconsistency and to the extent permitted by law, overrides the constitution of Bionomics.

10.4	No liability when acting in good faith

Without prejudice to the parties’ rights under the Scheme Implementation Agreement, neither Bionomics nor Neuphoria, nor any of their respective officers, will be liable for anything done or omitted to be done in the performance of this Scheme in good faith.

10.5	Stamp duty

Neuphoria will pay all stamp duty (including any fines, penalties and interest) payable in connection with this Scheme.

11.	Governing law

11.1	Governing law and jurisdiction

(a)	This document and any dispute arising out of or in connection with the subject matter of this document is governed by the laws of South Australia, Australia.

(b)	Each party submits to the non-exclusive jurisdiction of the courts of that state, and courts of appeal from them, in respect of any proceedings arising out of or in connection with the subject matter of this document.

11.2	Serving documents

Without preventing any other method of service, any document in an action in connection with this document may be served on a party by being delivered or left at that party’s address set out below:

Bionomics

Address:	200 Greenhill Road, Eastwood SA 5063
Email:	[redacted]
Attention:	Spyridon “Spyros” Papapetropoulos, M.D - CEO
Copy to:	Guy Sanderson, Hamilton Locke
Address:	Level 42, Australia Square, 264 George Street, Sydney NSW 2000
Email:	[redacted]

Neuphoria

Address:	100 Summit Dr, Burlington, MA 01803 USA
Email:	[redacted]
Attention:	Spyridon “Spyros” Papapetropoulos, M.D - CEO
Copy to:	Andrew Reilly, Rimon
Address:	Level 2, 50 Bridge Street, Sydney NSW 2000
Email:	[redacted]